FRANKLIN TEMPLETON INTERNATIONAL TRUST
                                  on behalf of
                   TEMPLETON FOREIGN SMALLER COMPANIES FUND


                               Multiple Class Plan

     This Multiple Class Plan (the "Plan") has been adopted by a majority of the
Board  of  Trustees  of  Franklin   Templeton   International   Trust  (the
"Investment  Company") for its series,  Templeton Foreign Smaller Companies
Fund (the "Fund"). The Board has determined that the Plan is in the best interests of each class of the Fund and the Investment Company as a whole.
The Plan sets forth the provisions relating to the establishment of multiple classes of shares of the Fund, and supersedes the Plan previously adopted for the Fund

      1. The Fund shall offer three classes of shares, to be known as Class I, Class II shares and Advisor Class shares.

      2. Class I Shares shall carry a front-end sales charge ranging from 0% -
4.50 %, and Class II Shares shall carry a front-end sales charge of 1.00%. Advisor Class Shares shall not be subject to any front-end sales charges.

      3. Class I Shares shall not be subject to a contingent deferred sales charge ("CDSC") except in the following limited circumstances. On investments of $1 million or more, a contingent deferred sales charge of 1.00% of the lesser of the then-current net asset value or the original net asset value at the time of purchase applies to redemptions of those investments within the contingency period of 12 months from the calendar month following their purchase. The CDSC is waived in certain circumstances, as described in the Fund's prospectus.

      Class II Shares redeemed within 18 months of their purchase shall be assessed a CDSC of 1.00% on the lesser of the then-current net asset value or the original net asset value at the time of purchase. The CDSC is waived in certain circumstances as described in the Fund's prospectus.

      Advisor Class Shares shall not be subject to any CDSC.

      4. The distribution plan adopted by the Investment Company pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, (the "Rule 12b-1 Plan") associated with the Class I Shares may be used to reimburse Franklin/Templeton Distributors, Inc. (the "Distributor") or others for expenses incurred in the promotion and distribution of the Class I Shares. Such expenses include, but are not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a prorated portion of the Distributor's overhead expenses attributable to the distribution of the Class I Shares, as well as any distribution or service fees paid to securities dealers of their firms or others who have executed a servicing agreement with the Investment Company for the Class I Shares, the Distributor or its affiliates.

      The Rule 12b-1 Plan associated with the Class II Shares has two components. The first component is a shareholder servicing fee, to be paid to broker-dealers, banks, trust companies and others who provide personal assistance to shareholders in servicing their accounts. The second component is an asset-based sales charge to be retained by the Distributor during the first year after the sale of shares, and in subsequent years, to be paid to dealers or retained by the Distributor to be used in the promotion and distribution of Class II Shares, in a manner similar to that described above for Class I Shares.

      No Rule 12b-1 Plan has been adopted on behalf of the Advisor Class Shares, and therefore, the Advisor Class Shares shall not be subject to deductions relating to rule 12b-1 fees.

      The Rule 12b-1 Plans for the Class I and Class II Shares shall operate in accordance with the Rules of Fair Practice of the National Association of Securities Dealers, Inc., Article III, section 26(d).

      5. The only difference in expenses as between Class I, Class II, and Advisor Class Shares shall relate to differences in Rule 12b-1 plan expenses, as described in the applicable Rule 12b-1 Plans.

      6. There shall be no conversion features associated with the Class I, Class II, and Advisor Class Shares.

      7. Shares of Class I and Class II may be exchanged for shares of another investment company within the Franklin Templeton Group of Funds according to the terms and conditions stated in each fund's prospectus, as it may be amended from time to time, to the extent permitted by the Investment Company Act of 1940 and the rules and regulations adopted thereunder. There is no conversion feature applicable to Advisor Class Shares.

      8. Each class will vote separately with respect to any Rule 12b-1 Plan related to that class.

      9. On an ongoing basis, the Board members, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts between the Board members interests of the various classes of shares. The Board members, including a majority of the independent Board members, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. Franklin Advisers, Inc. and Franklin/Templeton Distributors, Inc. shall be responsible for alerting the Board to any material conflicts that arise.

      10. All material amendments to this Plan must be approved by a majority of the Board members, including a majority of the Board members who are not interested persons of the Investment Company.

      11. I, Deborah R. Gatzek, Secretary of the Franklin Group of Funds, do hereby certify that this Multiple Class Plan was adopted by Franklin Templeton International Trust, on behalf of its series Templeton Foreign Smaller Companies Fund, by a majority of the Trustees of the Trust on April 16, 1998.



                                             /s/Deborah R. Gatzek
                                                --------------------
                                                Deborah R. Gatzek
                                                Secretary